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                                                                    Exhibit 9(b)

                          EATON VANCE INVESTMENT TRUST
                       ADMINISTRATIVE SERVICES AGREEMENT
                              dated June 19, 1995

                                                                   June 23, 1997

                            Amendment to Schedule A

Effective with the fiscal year end of each respective Fund which is a series of Eaton Vance Investment Trust (March 31, 1998), all Traditional and Classic Funds will become Class A and Class C, respectively of the existing Marathon version of the corresponding Funds and the current Marathon Fund will change its name to that indicated on Schedule A hereto. Marathon shares will become Class B shares of the renamed Fund.

         A revised Schedule A reflecting the above is attached.
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                                   SCHEDULE A

                             Effective April 1, 1998


            Eaton Vance California Limited Maturity Municipals Fund Eaton Vance Connecticut Limited Maturity Municipals Fund Eaton Vance Florida Limited Maturity Municipals Fund
            Eaton Vance Massachusetts Limited Maturity Municipals Fund Eaton Vance Michigan Limited Maturity Municipals Fund Eaton Vance National Limited Maturity Municipals Fund Eaton Vance New Jersey Limited Maturity Municipals Fund Eaton Vance New York Limited Maturity Municipals Fund Eaton Vance Ohio Limited Maturity Municipals Fund
            Eaton Vance Pennsylvania Limited Maturity Municipals Fund